Exhibit 10.3

[DreamWorks Letterhead]

July 24, 2008

Mr. Roger A. Enrico

500 Crescent Court

Suite 250

Dallas, TX 75201

Dear Roger:

Reference is made to that certain Employment Agreement dated as of October 8, 2004 by and between DreamWorks Animation SKG, Inc., a Delaware corporation (the “Company”), and you (as amended by the waiver dated December 5, 2005, as amended and restated by the Amended and Restated Employment Agreement, dated as of December 6, 2006, and as further amended and restated by the Amended and Restated Employment Agreement dated as of October 25, 2007 (collectively, the “Prior Agreement”)), pursuant to which the Company agreed to employ you and you agreed to accept such employment upon the terms and conditions set forth therein. This letter agreement (this “Letter Agreement”) is being executed to evidence the mutual decision of you and the Company to conclude your employee status as of the date hereof. Capitalized terms used in this Agreement and not otherwise defined shall have the meanings given to such terms in the Prior Agreement.

It is hereby agreed by the Company and you as follows:

1. Conclusion of Employee Status. It is mutually agreed that your status as an employee of the Company shall conclude as of the date hereof. Accordingly, the Prior Agreement is terminated as of the date hereof and neither party shall have any further duties or obligations thereunder, except as otherwise provided in this Agreement. Notwithstanding the conclusion of your employment, you shall remain as non-executive Chairman of the Board of the Company’s Board of Directors, until your successor has been duly elected and qualified in accordance with the Restated Certificate of Incorporation and Bylaws of the Company.

2. Treatment of Equity Awards.

a. Vested Awards. Exhibit A hereto contains a list of all of your outstanding equity awards as of the date hereof (the “Equity Awards”), including restricted stock, performance compensation awards (“PCAs”), stock options and stock appreciation rights awards (“SARs”). Notwithstanding any other provision to the contrary in the applicable award agreement or the Prior Agreement, any stock options or SARs that are vested as of the date hereof or that thereafter become vested (collectively, the “Vested Options”) shall continue to remain outstanding and exercisable for the balance of the term of the applicable grants, provided that you remain a director of the Company until October 23, 2009. In the event that you cease to be a director prior to October 23, 2009 as a result of the failure to reelect or otherwise maintain you as a director of the Company or as a result of your death or disability, the Vested Options shall thereafter continue to remain outstanding and exercisable for the balance of the term of the applicable grant. In the event that you cease to be a director of the Company prior to October 23, 2009 for any other reason, you shall have a period of 90 days following the date that you cease to be a director (the “Option Expiration Date”) to exercise any then-unexercised stock options or SARs, and any Vested Options that remain unexercised following the Option Expiration Date shall be forfeited and cancelled. In the event that you remain a director of the Company as of October 23, 2009, all of the then-unexercised Vested Options shall continue to remain outstanding and exercisable for the balance of the term of the applicable grant.

b. Unvested Awards. As of the date hereof, certain shares of restricted stock, performance compensation awards, stock options and SARs as set forth in Exhibit A (the “Current Unvested Awards”) are unvested. Notwithstanding any other provision to the contrary in the applicable award agreement or the Prior Agreement, the Current Unvested Awards shall continue to remain outstanding and vest in accordance with their original terms provided that you remain a director of the Company. For purposes of this Agreement, an award will be deemed to have vested when it is no longer subject to a substantial risk of forfeiture (within the meaning of Treasury Regulation Section 1.409A-1(d)). In the event that you remain a director of the Company as of October 23, 2009, with respect to any Equity Awards that remain unvested as of such date, (i) any Equity Awards that are subject to time-based vesting criteria shall become fully vested on such date, (ii) any Equity Awards that are subject to performance-based vesting criteria will continue to remain subject to the achievement of performance goals, as set forth or referred to in the applicable award agreement, provided that, in the event that a change of control (as defined in Paragraph 26.a of the Prior Agreement) occurs prior to the end of the applicable performance period, the vesting of such awards shall be determined in accordance with Paragraph 26.a of the Prior Agreement, (iii) all options, SARs and any similar equity-based awards will remain exercisable for the balance of the term of the applicable grant, and (iv) any restricted stock or performance compensation awards that are subject to performance-based vesting criteria (except as provided under Paragraph 26 of the Prior Agreement) will be settled on the seventieth (70th) day after the date that such awards become vested. In the event that you cease to be a director prior to October 23, 2009 as a result of the failure to reelect or otherwise maintain you as a director of the Company or as a result of your death or disability, any then-unvested Equity Awards shall accelerate vesting (with respect to grants having performance-based criteria, on the basis that any mid-range or “target” goals rather than premium goals are deemed to have been achieved) and will, subject to the other terms and conditions of the grants, remain exercisable for the balance of the term of the applicable grant. In the event that you cease to be a director on or before October 23, 2009 for any other reason, (i) any then-unvested Equity Awards shall be immediately forfeited and cancelled and (ii) you shall have a period of 90 days following the Option Expiration Date to exercise any then-exercisable stock options or SARs. Any vested stock options or SARs that remain unexercised following the Option Expiration Date shall be forfeited and cancelled.

3. Survival of Provisions of Prior Agreement. Notwithstanding the termination of the Prior Agreement, (i) your obligations under Paragraph 8 of the Prior Agreement shall remain in full force and effect for the entire period provided therein, (ii) the Company’s obligations under Paragraphs 6 (with respect to expenses incurred on or prior to the final date of employment), 7, 14, 26, 28 and 30 shall survive indefinitely and (iii) the provisions of Section 24 shall survive indefinitely.

4. Entire Understanding; Modification of Terms. Except as otherwise specifically provided herein, this Agreement contains the entire understanding of the parties hereto relating to the subject matter herein contained and can be changed only by a writing signed by both parties hereto.

5. Notices. All notices required to be given hereunder shall be given in writing, by personal delivery or by overnight courier and confirmed by fax at the respective addresses of the parties hereto set forth above, or at such address as may be designated in writing by either party, and in the case of the Company, to the attention of the General Counsel of Studio. A courtesy copy of any notice to you hereunder shall be sent to Robert Johnson, Munger, Tolles & Olson LLP, 355 South Grand Avenue, 35th Floor, CA 90071-1560, Facsimile: (213) 683-5137, Attention: Robert Johnson, Esq.

6. Assignment. This Agreement may not be assigned by either party (other than your right to receive payments or other compensation, which may be assigned to a company, trust or foundation owned or controlled by you) and any purported assignment in violation of the foregoing shall be deemed null and void.

7. California Law. This Agreement and all matters or issues collateral thereto shall be governed by the laws of the State of California applicable to contracts entered into and performed entirely therein.

8. Beneficiaries. You are entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following your death, and may change such election, in either case by giving the Company written notice thereof.

9. Void Provisions. If any provision of this Agreement, as applied to either party or to any circumstances, shall be adjudged by a court to be void or unenforceable, the same shall be deemed stricken from this Agreement and shall in no way affect any other provision of this Agreement or the validity or enforceability of this Agreement. In the event any such provision (the “Applicable Provision”) is so adjudged void or unenforceable, you and the Company shall take the following actions in the following order: (i) seek judicial reformation of the Applicable Provision; (ii) negotiate in good faith with each other to replace the Applicable Provision with a lawful provision; and (iii) have an arbitration as provided in Paragraph 24 of the Prior Agreement to determine a lawful replacement provision for the Applicable Provision; provided, however, that no such action pursuant to either of clauses (i) or (iii) above shall increase in any respect your obligations pursuant to the Applicable Provision.

10. Amendment of Equity Award Agreements. This Letter Agreement shall be deemed to amend any equity award agreements with respect to the Equity Awards set forth in Exhibit A to the extent necessary to effectuate the provisions hereof. In the extent of any inconsistency between the terms of this Letter Agreement and any such equity award agreement, the terms of this Letter Agreement shall control.

11. Miscellaneous. You agree that the Company may deduct and withhold from any payments hereunder the amounts required to be deducted and withheld under the applicable provisions of federal, state and local laws and regulations. This Agreement may be executed in several counterparts, each of which will be deemed to be an original, but all of which together will constitute one and the same Agreement. The captions used in connection with the paragraphs of this Agreement are inserted only for the purpose of reference. Such captions shall not be deemed to govern, limit, modify or in any other manner affect the scope, meaning or intent of the provisions of this Agreement or any part thereof, nor shall such captions otherwise be given any legal effect.

If the foregoing correctly sets forth your understanding, please sign this letter and the attached copy, and return both documents to the undersigned, whereupon this letter shall constitute a binding agreement between you and the Company.

Very truly yours,
ACCEPTED AND AGREED AS OF THE	DREAMWORKS ANIMATION SKG, INC.
DATE FIRST ABOVE WRITTEN:

/s/ Roger Enrico	By:	/s/ Lewis C. Coleman
ROGER ENRICO	Its:	President and Chief Financial Officer

Exhibit A

OUTSTANDING EQUITY GRANTS

(as of July 24, 2008)

NONQUALIFIED STOCK OPTIONS

Grant Date	Exercise Price	Options Granted	Options Outstanding	Options Exercisable
10/27/04	$28.00	89,286	89,286	-0-

STOCK APPRECIATION RIGHTS

Grant Date	Exercise Price	SARs Granted	SARs Outstanding	SARs Exercisable
11/28/06	$28.80	104,166	104,166	26,041
11/02/07	31.37	108,673	108,673	-0-

RESTRICTED STOCK AWARDS

Grant Date	Shares Granted	Shares Vested	Shares Unvested
10/27/04	142,857	-0-	142,857
11/28/06	17,361	4,340	13,021
11/02/07	15,938	-0-	15,938

PERFORMANCE COMPENSATION AWARDS

Grant Date	Awards Granted	Awards Vested	Awards Unvested
1/13/05	142,857	-0-	142,857

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